SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No.: 2 )*

Name of issuer:                             Union Pacific Resource Group, Inc.

Title of Class of Securities:               Common Stock

CUSIP Number:                               907834105

         Check the following [space] if a fee is being paid with this statement: n/a. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on the following page(s))

                                Page 1 of 4 Pages

                                                                 13G

CUSIP No.:  907834105

1.       NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Vanguard Windsor Funds-Vanguard Windsor Fund

2.       CHECK THE APPROPRIATE [LINE] IF A MEMBER OF A GROUP

         A.                                                   B.     X

3.       SEC USE ONLY

4.       CITIZENSHIP OF PLACE OF ORGANIZATION

                  Delaware

(For questions 5-8, report the number of shares beneficially owned by each reporting person with:)

5.       SOLE VOTING POWER

                  -0-

6.       SHARED VOTING POWER

                  -0-

7.       SOLE DISPOSITIVE POWER

                  -0-

8.       SHARED DISPOSITIVE POWER

                  -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  -0-

12.      TYPE OF REPORTING PERSON

                  IV

                                Page 2 of 4 Pages

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                        Under the Securities Act of 1934

                                   ----------


Check the following [line] if a fee is being paid with this statement n/a

ITEM 1(A) - NAME OF ISSUER:

                  Union Pacific Resource Group, Inc.

ITEM 1(B) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  400 425 First Street SW
                  Calgary Alberta, Canada L2P4V4

ITEM 2(A) - NAME OF PERSON FILING:

                  Vanguard Windsor Funds-Vanguard Windsor Fund

ITEM 2(B) - TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E) - CUSIP NUMBER

                  907834105

ITEM 3 - TYPE OF FILING:

          This statement is being filed pursuant to Rule 13d-1. The person filing is an investment company registered under Section 8 of the Investment Company Act.

ITEM 4 - OWNERSHIP:

         (a) Amount Beneficially Owned:

                  -0-

         (b) Percent of Class:

                  -0-

                                Page 3 of 4 Pages

         (c) Number of shares as to which such person has:

(i)      sole power to vote or direct to vote:

                           -0-

(ii) shared power to vote or direct to vote:

                           -0-

(iii) sole power to dispose of or to direct the disposition of:

                           -0-

(iv) shared power to dispose or to direct the disposition of:

                           -0-

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities (X).

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP:

         Not applicable

ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10 - CERTIFICATION:

         By signing below I certify than, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE      3-20-2000                         BY /S/  RAYMOND J. KLAPINSKY


                                            Raymond J. Klapinsky

                                Page 4 of 4 Pages